UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Duluth Holdings Inc.

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DULUTH HOLDINGS INC.

170 Countryside Drive

P.O. Box 409

Belleville, Wisconsin 53508

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

July 14, 2016

To the Shareholders of Duluth Holdings Inc.:

The 2016 Annual Meeting of Shareholders of Duluth Holdings Inc. will be held at the Hilton Minneapolis-St. Paul Airport/Mall of America, 3800 American Blvd East, Bloomington, Minnesota, 55425 on July 14, 2016 at 8:30 a.m., local time, for the following purposes:

(1)	To elect nine individuals nominated by the Board of Directors of Duluth Holdings Inc. to serve as directors until the 2017 annual meeting of shareholders;

(2)	To ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2016; and

(3)	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on May 20, 2016 are entitled to notice of and to vote at the annual meeting and at all adjournments of the annual meeting.

Holders of a majority of the votes entitled to be cast must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report to shareholders via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by voting electronically via the Internet, by a telephone vote or, as applicable, by completing and mailing the proxy card. Instructions for electronic voting via the Internet and telephonic voting are contained in the Notice, or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of Duluth Holdings Inc. in writing (including by executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 14, 2016: The annual report to shareholders and proxy statement of Duluth Holdings Inc. are available for review at www.envirsionreports.com/DLTH. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

Mark M. DeOrio, Secretary

May 25, 2016

DULUTH HOLDINGS INC.

170 Countryside Drive

P.O. Box 409

Belleville, Wisconsin 53508

May 25, 2016

PROXY STATEMENT

Unless the context requires otherwise, all references to “Duluth Trading,” the “Company,” “we” or “our” refer to Duluth Holdings Inc.

The enclosed proxy is solicited by the Board of Directors of Duluth Holdings Inc. for use at the 2016 annual meeting of shareholders to be held at 8:30 a.m., local time, on July 14, 2016 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at the Hilton Minneapolis-St. Paul Airport/Mall of America, 3800 American Blvd East, Bloomington, Minnesota, 55425.

Under rules adopted by the Securities and Exchange Commission, Duluth Trading is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of Duluth Trading’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone.

Only shareholders of record at the close of business on May 20, 2016 are entitled to notice of and to vote the shares of our Class A common stock, no par value, and Class B common stock, no par value, registered in their name at the annual meeting. As of the record date, we had outstanding 3,364,200 shares of Class A common stock and 29,004,706 shares of Class B common stock. The presence, in person or by proxy, of a majority of the votes entitled to be cast will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of Class A common stock is entitled to ten votes per share, and each share of Class B common stock is entitled to one vote per share on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our Board of Directors to serve as directors until the 2017 annual meeting of shareholders and to ratify the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2016, abstentions and broker non-votes will not be counted as voting on the proposals.

The Notice is being mailed to shareholders commencing on or about May 25, 2016.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the Secretary of the Company in writing (including by submitting a duly executed proxy bearing a later date or voting via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted FOR the election of each of the individuals nominated by our Board of Directors to serve as directors until the 2017 annual meeting of shareholders and will be voted FOR the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal 2016.

CORPORATE GOVERNANCE DOCUMENTS

Certain documents relating to corporate governance matters are available in print by writing to Mr. Mark M. DeOrio, Secretary, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508 and on the Company’s website at www.ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. These documents include the following:

•	Amended and Restated Articles of Incorporation;

•	Amended and Restated Bylaws;

•	Code of Business Conduct and Ethics;

•	Charter of the Audit Committee; and

•	Charter of the Compensation Committee.

Information contained on the Company’s website is not deemed to be a part of this proxy statement.

PROPOSAL ONE: ELECTION OF DIRECTORS

Our Board currently consists of nine directors, and the term of office of each of the directors expires at the 2016 annual meeting. Our Board of Directors proposes that the nominees described below, all of whom are currently serving as directors, be elected as directors for a new term ending at the 2017 annual meeting of shareholders and until their successors are duly elected, except as otherwise provided in the Wisconsin Business Corporation Law.

The Board of Directors has determined that the majority of the current directors are independent as defined for companies trading on The NASDAQ Stock Market LLC (“NASDAQ”). The independent directors serving on our Board of Directors as of the date of this proxy statement include Mr. E. David Coolidge III, Ms. Francesca M. Edwardson, Mr. William E. Ferry, Mr. Thomas G. Folliard, Mr. David C. Finch, Mr. C. Roger Lewis and Ms. Brenda I. Morris.

In accordance with our amended and restated articles of incorporation and amended and restated bylaws, a nominee will be elected as a director by a plurality of the votes cast in the election of directors. A plurality means that the nine persons receiving the highest number of affirmative “FOR” votes at the meeting will be elected. Abstentions and broker non-votes will not be counted as votes cast and therefore, will have no impact on the approval of the proposal. In the event that a vacancy remains, the Board of Directors may fill such vacancy at a later date or reduce the size of the Board, subject to the procedures specified in the amended and restated articles of incorporation or amended and restated bylaws. Each of the nominees has indicated a willingness to serve as a director, but if any of the nominees should decline or be unable to act as a director, the persons named in the proxy will vote for the election of another person or persons as the Board of Directors recommends.

The descriptions in this section provide certain biographical information about each of the nominees for election as a director, followed by a statement regarding the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each director should serve as a director of Duluth Trading.

The Board of Directors unanimously recommends that shareholders vote “for” the election of each of the nominees set forth below to serve as directors.

NOMINEES FOR DIRECTOR

Name and Age of Director	Principal Occupation and Directorships
Stephen L. Schlecht Age: 68	Mr. Schlecht is the founder of our Company and has served as Executive Chairman of the Board since February 2015. Mr. Schlecht has served on our Board of Directors since our founding in 1986. Mr. Schlecht previously served as our Chairman of the Board of Directors and Chief Executive Officer from February 2003 to February 2015, as President from February 2003 to February 2012 and as President and Chief Executive Officer of GEMPLER’S, Inc., which he founded in 1986 until February 2003. Mr. Schlecht holds a B.S.B.A. degree and an M.B.A. from Northwestern University. We selected Mr. Schlecht to serve on our Board of Directors because he is the founder of our Company, has over 45 years of experience in the direct marketing and retail industries and has extensive leadership experience and strategic vision.

Stephanie L. Pugliese Age: 45	Ms. Pugliese has served as President of the Company since February 2012 and as Chief Executive Officer since February 2015. Ms. Pugliese has previously served as our President and Chief Operating Officer from February 2014 to February 2015, as our Senior Vice President and Chief Merchandising Officer from July 2010 to February 2012, and as our Vice President of Product Development from November 2008 to July 2010. Ms. Pugliese previously served as a senior executive in several positions with Lands’ End, Inc. from November 2005 to October 2008, including General Merchandising Manager of Women’s Apparel, Men’s Apparel, and the Home Division. She also previously held the position of Vice President of Merchandising at Ann Inc. from March 2000 to May 2003. Ms. Pugliese holds a B.A. degree in marketing from New York University Stern School of Business. Ms. Pugliese has also served on our Board of Directors since September 2015. We selected Ms. Pugliese to serve on our Board of Directors because she is a seasoned executive with over 24 years of experience in the retail apparel industry.

E. David Coolidge III Age: 73	Mr. Coolidge was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2001. He is the Vice Chairman of William Blair & Company, L.L.C., an investment banking and money management firm. In addition to serving as that firm’s Chief Executive Officer from 1995 to 2004, he has dedicated his 47-year career to financing and advising high growth companies. Mr. Coolidge holds a B.A. degree from Williams College and an M.B.A. from Harvard Graduate School of Business. We selected Mr. Coolidge to serve on our Board of Directors given his significant business and leadership experience.

Francesca M. Edwardson Age 58	Ms. Edwardson was appointed to our Board of Directors in September 2015 and has served on our advisory board since July 2015. She was the Chief Executive Officer of the American Red Cross of Chicago and Northern Illinois, a business unit of the American Red Cross, from 2005 to January 2016. She previously served as Senior Vice President and General Counsel for UAL Corporation, a predecessor company to United Continental Holdings, Inc. She has also been a partner in the law firm of Mayer Brown and the Executive Director of the Illinois Securities

Name and Age of Director	Principal Occupation and Directorships
Department. Ms. Edwardson has served on the board of directors of J.B. Hunt Transport Services, Inc. since 2011, on the Boards of Trustees for Rush University Medical Center since 2012 and the Lincoln Park Zoo since 2000. Ms. Edwardson holds a B.A. degree in economics and a juris doctor from Loyola University. We selected Ms. Edwardson to serve on our Board of Directors given her extensive experience as an attorney and membership on the compensation committee of a public company board, which provides her with the ability to share valuable insights into public company reporting, corporate finance, transactional knowledge and operations.

William E. Ferry Age: 75	Mr. Ferry was appointed to our Board of Directors in September 2015 and had served on our advisory board since 1992. Mr. Ferry previously served as Vice Chairman from 1996 to 2000 and Executive Vice President from 1980 to 1986 at Lands’ End and as President and Chief Executive Officer of Eastern Mountain Sports from 1986 through 1996. Mr. Ferry served as a Trustee of Franklin and Marshall College from 1990 to 1996 and as Trustee and Chairman of the Board of Riverview School in Hyannis, Massachusetts from 1978 to 1982. He is an external director of Youngone Holdings Co., Ltd., a manufacturer and seller of outdoor sportswear, backpacks and handbags in South Korea and has also served on the board of directors of Outdoor Research, a manufacturer and distributor of outdoor clothing since 2013. He has also served on the board of directors of Woolrich, Inc., an outdoor clothing company, from 2000 to 2008 and Marmot Mountain LLC, an outdoor clothing company, from 2000 to 2010. Mr. Ferry holds a B.A. degree in economics from Franklin and Marshall College and master’s degree in retail from New York University Stern School of Business. We selected Mr. Ferry to serve on our Board of Directors because of his extensive board and business experience in the retail and direct-to-consumer industries.

David C. Finch Age: 50	Mr. Finch was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. Mr. Finch has been the President of Finch Grocery Company, LLC, a private firm for capital investments, board membership and related business activities in the food and consumer products industries, since 2006. Mr. Finch has previously served as the Chief Executive Officer of Rupari Food Services, LLC, a meat products manufacturer, from August 2013 to August 2014 and as Chief Executive Officer of Ryt-Way Industries, LLC, a dry food contract packager in North America, from August 2008 to May 2013. Mr. Finch has served on the board of directors of JonnyPops, LLC, a frozen popsicle business, since March 2015 and has been the Vice President of American Polocrosse Association since January 2016. He previously served on the board of directors of: J&B Group, a food manufacturing and distribution company, from 2008 to 2010; Quality Ingredients Corporation, a spray drying company, from 2002 to 2013; and Foundation for Strategic Sourcing, a non-profit organization that established a forum for consumer packaged goods marketers, external manufacturers and secondary packagers. Mr. Finch holds a B.S. degree in economics from Northwestern University and an M.B.A. from the Kellogg School of Northwestern University. We selected Mr. Finch to serve on our Board of Directors given his significant business and board experience.

Name and Age of Director	Principal Occupation and Directorships
Thomas G. Folliard Age: 71	Mr. Folliard was appointed to our board of directors in September 2015 and had served on our advisory board since 1996. Mr. Folliard has been the President of Corporate Development Resources, Inc. since 1995. He was previously the former Managing Director and President of Baird Capital Partners, a private equity fund of R.W. Baird & Co. Incorporated. Prior to joining R.W. Baird & Co. Incorporated, Mr. Folliard held the positions of Vice President of Finance, Treasurer and Controller (CFO) of Becor Western Inc. (f/k/a Bucyrus-Erie Company Inc.), a NYSE-listed manufacturer of mining, aerospace and industrial products from 1975 to 1988. He has also been an advisory board member since 2003 and audit committee chairman since 2007 of Charter Manufacturing Company, Inc. Mr. Folliard holds a B.S. degree in economics from the Wharton School of Business of the University of Pennsylvania and an M.B.A. degree from the University of Chicago. Mr. Folliard is also a CPA licensed in the state of Wisconsin. We selected Mr. Folliard to serve on our board of directors given his significant business, management and corporate governance experience.

C. Roger Lewis Age: 73	Mr. Lewis was appointed to our Board of Directors in September 2015 and had served on our advisory board since 2007. Mr. Lewis was the Founder and former Chairman of Hoffman/Lewis, an advertising agency in San Francisco, from 1985 to 2004. Mr. Lewis also previously held the positions of Senior Vice President at Worldwide Marketing ComputerLand, Senior Vice President and Deputy General Manager of J. Walter Thompson from 1978 to 1980 and Category Manager at General Food Corporation from 1970 to 1978. He was previously an adjunct business professor at the University of California-Berkeley from 1989 to 2003. Mr. Lewis is a board member of OBP Products, a private medical device company, and the Chairman of the Board of Friends of Boca Grande Community Center, a non-profit organization. Mr. Lewis holds a B.A. degree from Yale University and an M.B.A. from the University of Virginia. We selected Mr. Lewis to serve on our Board of Directors due to his in-depth business and operating experience and experience in academia.

Brenda I. Morris 51	Ms. Morris was appointed to our Board of Directors in September 2015. Ms. Morris joined Hot Topic, Inc., a specialty retailer, as Senior Vice President, Finance in April 2015 and previously worked as an independent consultant from August 2014 to April 2015. Ms. Morris previously served as Chief Financial Officer for 5.11 Tactical, a tactical gear and apparel wholesaler and retailer, from 2013 to August 2014, as Chief Financial Officer for Love Culture, a young women’s fashion retailer, from 2011 to 2013, as Chief Financial Officer for Icicle Seafoods, a premium seafood processor and distributor, from 2009 to 2011. Ms. Morris was also Chief Operating Officer and Chief Financial Officer of iFloor.com from 2007 to 2009, Chief Financial Officer at Zumiez Inc. from 2003 to 2007, and Director of Finance and then Vice President/Chief Financial Officer at K2 Corporation from 1999 to 2003. Ms. Morris is also a board member of Boot Barn Holdings, Inc. and Asarasi, Inc., and she has served on the Pacific Lutheran University Board of Regents since 2011. Ms. Morris has served on several non- profit boards in various capacities, including Treasurer, and on an audit

Name and Age of Director	Principal Occupation and Directorships

committee and a compensation committee. Ms. Morris is a CPA (inactive), Certified Management Accountant and Certified Global Management Accountant. Ms. Morris holds a bachelor’s degree in business administration with a concentration in accounting from Pacific Lutheran University and a M.B.A. from Seattle University. We selected Ms. Morris to serve on our Board of Directors because she has over 30 years of experience in finance, accounting and operations roles, with over 20 years in the consumer products, retail and wholesale sectors.

Board of Directors

Each director attended at least 75% of the Board meetings and meetings of committees since his or her appointment to the Board or such committee and on which he or she served in 2015. The Board held three meetings during fiscal 2015. While the Company does not have a policy regarding Board members’ attendance at the annual meeting of shareholders, each director is encouraged to attend our annual meeting of shareholders in person.

Any interested party who wishes to communicate directly with an independent director or with the non-management directors as a group may do so by writing to the Secretary of the Company at 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508 or by calling (608) 424-1544. The Secretary will forward a summary of all communications to that independent director or the non-management directors as a group.

Controlled Company

Because Mr. Schlecht controls a majority of our outstanding voting power, we are a “controlled company” under the corporate governance rules of NASDAQ. Therefore, we are not required to have a majority of our Board of Directors be independent, nor are we required to have a compensation committee or an independent nominating function. In light of our status as a controlled company, our Board of Directors has determined not to have an independent nominating function and to have the full Board of Directors be directly responsible for nominating members of our Board. Our Board will evaluate eligible shareholder-nominated candidates for election to the Board in accordance with the procedures described in the Company’s amended and restated bylaws. Furthermore, while our Board of Directors has determined to have a compensation committee, Mr. Schlecht will serve as a member of that committee.

Board Composition

Our amended and restated bylaws provide that the size of our Board of Directors will be determined from time to time by a majority of the then authorized number of directors, but in no case may be less than one director. The Board of Directors currently consists of nine directors, seven of whom qualify as independent directors under the rules and regulations of the SEC and the NASDAQ Listing Rules. Independence information relating to the committees of the Board of Directors is provided below.

Independence of our Board of Directors and Board Committees

The rules of NASDAQ generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent. Although we are a “controlled company” under the corporate governance rules of NASDAQ and, therefore, are not required to comply with certain rules requiring director independence, we have nevertheless opted to have a majority of the members of our Board of Directors be independent.

Accordingly, our Board of Directors has evaluated the independence of its members based upon the rules of the NASDAQ Stock Market and the SEC and the transactions referenced under “Certain Relationships and Related

Party Transactions.” Applying these standards, our Board of Directors determined that none of the directors who currently serve, other than Mr. Schlecht and Ms. Pugliese, have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of those directors is “independent” as that term is defined under Rule 5605(a)(2) of the NASDAQ Listing Rules. Mr. Schlecht and Ms. Pugliese are not considered independent because they are officers of the Company. Our Board of Directors also determined that each non-employee director who serves as a member of the Audit and Compensation Committees satisfies the independence standards for such committee established by the SEC and the NASDAQ Listing Rules, as applicable.

Board Leadership Structure

The Board has not adopted a formal policy regarding the separation of the roles of chairman of the board and chief executive officer because the Board believes that it is in our best interests to make that determination from time to time based on the position and direction of our organization and the composition of our Board. As of the date of this proxy statement, the positions of the chairman of the board and the chief executive officer are separated and the individuals serving in those positions remain actively involved, on a full-time basis, in our business. We believe this is appropriate because the Board includes a number of seasoned independent directors. In concluding that having Mr. Schlecht serve as Executive Chairman and Ms. Pugliese serve as Chief Executive Officer represents the appropriate structure for us at this time, our Board considered the benefits of having the Executive Chairman serve as a bridge between management and our Board, ensuring that both groups act with a common purpose. Our Board also considered Mr. Schlecht’s knowledge regarding our operations and the industry in which we compete and his ability to promote communication, to synchronize activities between our Board and our senior management and to provide consistent leadership to both the Board and the Company in coordinating our strategic objectives.

Our Board also recognizes that depending on the circumstances, other leadership models, such as combining the roles of chairman of the board and chief executive officer, may be appropriate. Accordingly, our Board may periodically review its leadership structure.

Committees of the Board

The Board has standing audit and compensation committees, each of which is governed in accordance with a written charter. These charters are available on the Company’s website at www.ir.duluthtrading.com under the “Corporate Governance—Documents & Charters” tab. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our Audit Committee is comprised of Messrs. Folliard, Ferry and Lewis. Messrs. Folliard, Ferry and Lewis satisfy the heightened audit committee independence requirements under the NASDAQ Listing Rules and Rule 10A-3 of the Exchange Act.

Mr. Folliard serves as chair of our Audit Committee and has been designated as our audit committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act, and possesses the requisite financial sophistication, as defined under the applicable rules and regulations of NASDAQ. The Audit Committee operates under a written charter. Under its charter, our Audit Committee is responsible for, among other things:

•	overseeing accounting and financial reporting process;

•	selecting, retaining and replacing independent auditors and evaluating their qualifications, independence and performance;

•	reviewing and approving scope of the annual audit and audit fees;

•	monitoring rotation of partners of independent auditors on engagement team as required by law;

•	discussing with management and independent auditors the results of annual audit and review of quarterly financial statements;

•	reviewing adequacy and effectiveness of internal control policies and procedures;

•	approving retention of independent auditors to perform any proposed permissible non-audit services;

•	overseeing internal audit functions and annually reviewing Audit Committee charter and committee performance;

•	preparing the Audit Committee report that the SEC requires in our annual proxy statement; and

•	reviewing and evaluating the performance of the Audit Committee, including compliance with its charter.

The Audit Committee met once during fiscal 2015.

Compensation Committee

The members of the Compensation Committee are Ms. Edwardson, Mr. Schlecht and Ms. Morris. Ms. Edwardson serves as chair of the Compensation Committee. Ms. Edwardson and Ms. Morris are non-employee directors within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and outside directors as defined by Section 162(m) of the Code, and both are independent directors as defined by the NASDAQ Listing Rules.

Under its charter, our Compensation Committee is responsible for, among other things:

•	determining cash compensation and cash compensation plans, including incentive compensation, amounts and terms of stock option or other equity awards, and terms of any agreements concerning employment, compensation or employment termination matters;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Executive Chairman and Chief Executive Officer and other executive officers and evaluating their performance in light of those goals and objectives;

•	monitoring the application of retirement and other fringe benefit plans for the Executive Chairman, Chief Executive Officer and other executive officers, periodically reviewing succession plans for the Executive Chairman, Chief Executive Officer and other executive officers and acting on behalf of the Board of Directors with respect to welfare plans and employee retirement;

•	administering the issuance of restricted stock and other awards under our 2015 Equity Incentive Plan and any other equity incentive plans;

•	reviewing succession plans for our key executive officers;

•	establishing, administering and certifying attainment of performance goals in order to comply with Section 162(m) of the Code as the committee deems appropriate;

•	periodically reporting to the Board of Directors regarding the committee’s activities; and

•	reviewing and evaluating the performance of the Compensation Committee, including compliance with its charter.

The Compensation Committee has created a compensation subcommittee consisting solely of outside directors, as defined under the Code, which will be responsible for approving performance-based compensation, if any, as permitted by the committee’s charter. The Compensation Committee met once during fiscal 2015.

For fiscal 2015, the Board of Directors and the Compensation Committee, since its formation in September 2015, determined executive officer and non-employee director compensation. The Compensation Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”) to provide advice from time to time on executive officer and non-employee director compensation and related corporate governance matters. The Compensation Committee has evaluated the independence of Meridian pursuant to SEC and NASDAQ rules and no relationships were identified that would impact Meridian’s independence or present a conflict of interest.

Board Oversight of Risk

The Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through committees of the Board of Directors, but the full Board of Directors has retained responsibility for general oversight of risks. The Board of Directors intends to satisfy this responsibility through full reports by each committee regarding its considerations and actions, regular reports directly from officers responsible for oversight of particular risks within the Company as well as through internal and external audits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions, since February 1, 2015, to which we have been a party or will be a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers or directors, or an affiliate or immediate family member thereof, or 5% shareholder of any class of our common stock, had or will have a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation—Employment Agreements” and “Executive and Director Compensation—Directors’ Compensation.”

“S” Corporation Final Distribution

We made a final distribution to the shareholders who were shareholders immediately prior to our initial public offering, which closed on November 25, 2015 (the “IPO”), including some of our directors and officers, relating to the termination of our “S” corporation status in an amount equal to 100% of our cumulative undistributed taxable income from the date of our formation through November 25, 2015. The final distribution made to each director and executive officer and their respective related trusts who was a shareholder prior to the IPO is as follows:

Shareholder	Distribution
E. David Coolidge III Annuity Trust	$1,103,405
Mark M. DeOrio	$466,825
Allen L. Dittrich	$466,825
David C. Finch	$70,731
Thomas G. Folliard	$70,731
Julia Scott Ferry Irrevocable Trust of 2015	$99,024
Julia Scott Ferry Revocable Trust	$282,924
C. Roger Lewis	$70,731
Stephanie L. Pugliese	$1,343,891
Stephen L. Schlecht	$22,994,682
Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust	$15,200,114
William E. Ferry Irrevocable Trust of 2013	$806,335

Tax Indemnification Agreement

Prior to the completion of the IPO, we entered into a tax indemnification agreement with all of our existing shareholders, including each of the individuals and trusts in the table above. Pursuant to such tax indemnification agreement, we agreed to indemnify and hold harmless each such shareholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income we reported as an “S” corporation. Such agreement also provides that we shall indemnify such shareholders against any reasonable and documented out-of-pocket expenses arising out of a claim for such tax liability.

Leasing Arrangements

We lease approximately 23,794 square feet for our Innovation Center located at 100 First Street, Mt. Horeb, Wisconsin, from Schlecht Retail Ventures LLC, the sole members of which Stephen L. Schlecht and his wife, Marianne M. Schlecht. This lease began October 1, 2014 and expires September 30, 2017, with multiple options to renew thereafter. The lease provides for an initial base monthly lease payment of $19,167. Prior to signing the lease, local real estate brokers were consulted regarding this property. They indicated the terms of this lease were similar to market standards, and, therefore, we believe the terms of this lease are reasonable and are not materially different than terms we would have obtained from an unaffiliated third party.

We lease approximately 9,984 square feet of office and retail space located at 108 North Franklin Street, Port Washington, Wisconsin from Schlecht Port Washington LLC, the sole members of which are Mr. and Mrs. Schlecht. This lease expires on December 27, 2023. The lease provides that our monthly base rent was $10,608 starting on January 1, 2014 and increases annually according to the schedule provided in the lease. As of the date of this proxy statement, our monthly base rent was $11,037. The terms of our lease were obtained from an unaffiliated third party and there have been no material changes to the lease and, as such, the increases in rent are in accordance with the terms of the original lease entered into with the original lessor, an unaffiliated third party.

We also lease an approximately 7,710 square foot building and the surrounding land for our flagship store located at 100 West Main Street, Mt. Horeb, Wisconsin, from Schlecht Retail Ventures LLC, the sole members of which are Mr. and Mrs. Schlecht. This lease began February 14, 2010 and expires February 28, 2025. As of the date of this proxy statement, our monthly lease payment was $5,331 and increases by 3.0% every three years with the next increase occurring on March 1, 2019. Prior to signing the lease, local real estate brokers were consulted regarding this property. They indicated the terms of this lease were similar to market standards, and, therefore, we believe the terms of this lease are reasonable and are not materially different than terms we would have obtained from an unaffiliated third party.

The aggregate amount of all periodic payments due after our fiscal year ended January 31, 2016 are as follows:

	Payments Due by Periods as of January 31, 2016
	Total	Less Than 1 Year	1-2 Years	3-5 Years	More than 5 Years
(in thousands)
Innovation center, 100 First Street, Mt. Horeb, WI	$383,333	$230,000	$153,333	$—	$—
Office and retail space, 108 North Franklin Street, Port Washington, WI	1,114,645	121,623	273,332	430,841	288,849
Retail space, 100 West Main Street, Mt. Horeb, WI	598,371	63,817	127,945	197,514	209,095

	$2,096,349	$415,440	$554,610	$628,355	$497,944

Other Transactions

Richard W. Schlecht, the son of Stephen L. Schlecht, received compensation of approximately $273,000 in fiscal 2015 in his capacity as Director of Product Development and approximately $191,000 in year-to-date fiscal 2016, which includes a grant of shares of Class B restricted stock effective April 11, 2016, in his capacity as Vice President of Product Development.

Since the beginning of our last fiscal year, there have been no other transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers or directors had or will have a direct or indirect material interest.

Policies and Procedures for Related-Party Transactions

Our Board of Directors adopted a written related person transaction policy regarding transactions with related persons. This policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) promptly disclose to our Chief Financial Officer any “related party transaction” (defined as any transaction that we anticipate would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest) and all material facts with respect thereto. The Chief Financial Officer will then promptly communicate that information to our Audit Committee. No related person transaction will be executed without the approval or ratification of our Audit Committee or our Board of Directors. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest.

EXECUTIVE COMPENSATION

Overview

This section provides compensation information about the following individuals:

•	Stephen L. Schlecht, our Executive Chairman

•	Stephanie L. Pugliese, our President and Chief Executive Officer

•	Mark M. DeOrio, our Senior Vice President and Chief Financial Officer

•	Allen L. Dittrich, our Senior Vice President of Omnichannel Customer Experience and Operations

In the discussion below, we refer to this group of executives as the “named executive officers,” which includes the executive officers for whom disclosure is required under the applicable rules of the SEC. The remainder of this section provides a general summary of our compensation policies and practices and discusses the aggregate compensation we paid to our named executive officers in fiscal 2014 and fiscal 2015. Pursuant to the JOBS Act, as an emerging growth company, we are not required to provide a “Compensation Discussion and Analysis” as required under Item 402 of Regulation S-K.

Summary Compensation Table

The following table sets forth information regarding compensation awarded to or earned by our named executive officers for service during the last completed fiscal year:

Name and Principal Positions	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)		Total ($)
Stephen L. Schlecht(5) Executive Chairman	2015	300,000	70,678	—	166,194	—		536,872
	2014	291,531	118,000	—	158,094	1,481		569,106

Stephanie L. Pugliese(6) President and Chief Executive Officer	2015	348,077	132,000	312,875	192,827	288,808	(7)	1,274,587
	2014	298,067	105,500	317,724	164,119	319,899	(8)	1,205,309

Mark M. DeOrio Chief Financial Officer	2015	258,415	50,000	—	81,758	—		390,173
	2014	242,877	47,500	—	105,572	2,175		398,124

Allen L. Dittrich SVP of Omnichannel Customer Experience and Operations(9)	2015	268,558	—	825,990	85,014	381,226	(7)	1,560,788

(1)	Amounts reflect discretionary bonuses paid in fiscal 2015 in connection with 2014 performance and in fiscal 2016 in connection with 2015 performance.
(2)	The amounts in this column represent the aggregate grant date fair values of restricted stock awards granted in fiscal 2015 and fiscal 2014, computed in accordance with FASB ASC Topic 718 for the applicable fiscal year. The assumptions used to determine these values are described in Note 2 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ended January 31, 2016.
(3)	Amounts reflect cash bonus award paid to Mr. Schlecht, Ms. Pugliese, Mr. DeOrio and Mr. Dittrich in fiscal 2016 and fiscal 2015, as applicable, under the bonus plan for performance in 2015 and 2014, respectively.
(4)	The named executive officers participate in certain group life, health, disability insurance and medical reimbursement plans not disclosed in the Summary Compensation Table, that are generally available to salaried employees and do not discriminate in scope, terms, and operation.
(5)	Mr. Schlecht served as Chief Executive Officer until February 2, 2015, when he transitioned to Executive Chairman.

(6)	Ms. Pugliese served as President and Chief Operating Officer until February 2, 2015, when she was elected President and Chief Executive Officer.
(7)	Payment of additional compensation paid to Ms. Pugliese and Mr. Dittrich to cover their respective tax liabilities resulting from their respective Section 83(b) elections in accordance with their Restricted Stock Agreements dated February 2, 2015.
(8)	Includes the payment of additional compensation of $317,724, paid to Ms. Pugliese to cover tax liabilities resulting from her Section 83(b) election in accordance with her Restricted Stock Agreement dated April 1, 2014.
(9)	Effective February 9, 2015, Mr. Dittrich was employed as our Senior Vice President of Omnichannel Customer Experience and Operations. Accordingly, Mr. Dittrich does not have any compensation to report in fiscal 2014 related to that position. Prior to his employment, Mr. Dittrich served on our advisory board of directors and was compensated a total of $13,986 in fiscal 2014 related to his service on our advisory board.

Employment Agreements

We entered into employment agreements with our named executive officers on August 5, 2015 (the “Effective Date”), each of which has similar provisions. The employment agreements provide that the named executive officers will serve in the following positions: Mr. Schlecht as Executive Chairman, Ms. Pugliese as President and Chief Executive Officer, Mr. DeOrio as Senior Vice President and Chief Financial Officer, and Mr. Dittrich as Senior Vice President of Omnichannel Customer Experience and Operations. Under the employment agreements, we agreed to pay a base salary (with an annual opportunity to increase) of $300,000 to Mr. Schlecht, $350,000 to Ms. Pugliese, $260,000 to Mr. DeOrio, and $275,000 to Mr. Dittrich. In April 2016, the base salary amounts for Ms. Pugliese, Mr. DeOrio and Mr. Dittrich were increased to $450,000, $273,000, and $295,000, respectively. The named executive officers are also eligible for participation in the Company’s annual incentive bonus plans and grants of equity compensation offered by the Company to its senior executives from time to time. Mr. Schlecht will serve on our Board of Directors for the duration of his time as Executive Chairman. For so long as Ms. Pugliese remains our President and Chief Executive Officer, she will be nominated to serve as a member of the Board of Directors.

The named executive officers and/or their family are entitled to participate in all applicable qualified and nonqualified retirement plans, and all applicable welfare benefit plans to the same extent as our other senior executives. Each named executive officer is also entitled to 208 hours of “paid time off” (i.e., sick days, personal days and vacation days) per calendar year (pro-rated for partial years), and was reimbursed for reasonable legal fees of up to $5,000 incurred in connection with negotiating and drafting of the employment agreements. The named executive officers will also be reimbursed for reasonable out-of-pocket expenses incurred in the course of performing their duties for the Company in accordance with the Company’s reimbursement policies for senior executives as in effect from time to time.

Each named executive officer’s employment will be terminated under the following circumstances: (i) immediately upon the named executive officer’s death or determination of “disability;” (ii) immediately for “cause” subject to the Company giving the named executive officer written notice stating the basis of such termination; (iii) upon his or her voluntary termination other than with “good reason,” with 90 days prior notice, or at such other earlier time as may be mutually agreed by the Company and such named executive officer; (iv) immediately by the Company without “cause” upon the Company providing notice to the named executive officer; and (v) his or her termination for “good reason” at which time his or her employment and all the Company’s obligations under the agreement will terminate except as specifically provided.

If the named executive officer is terminated due to death or “disability,” he or she will have the right to receive: (a) any unpaid base salary with respect to the period prior to the effective date of termination, (b) payment of any accrued but unused paid time off, (c) all vested benefits to which he or she is entitled under applicable benefit plans, (d) reimbursement of expenses in accordance with the Company’s reimbursement policies (clauses (a)-(d) collectively, the Accrued Obligations), and (e) provided that he or she, or a representative of his or her estate, executes and delivers to us an irrevocable release of all employment-related claims against the Company, a pro-rated annual incentive bonus payment (based on the number of days worked in that fiscal year) for the fiscal year in which termination occurs based on actual performance-based bonus attainments for such fiscal year, payable in a lump sum. If the named executive officer is terminated for “cause” or voluntarily terminates his or her employment other than with “good reason,” he or she will have no further rights against us, except for the right to receive the Accrued Obligations. If a named executive officer’s employment is terminated without “cause” or he or she resigns with “good reason,” then the named executive officer will have the right to receive the Accrued Obligations and “severance payments,” but only for so long as he or she complies with certain confidentiality, non-competition and non-solicitation restrictions for a specified period of time after employment. “Severance payments” means twelve months of base salary continuation for Mr. Schlecht and Ms. Pugliese, nine months base salary continuation for Mr. DeOrio and, in the event Mr. Dittrich’s employment is terminated prior to the two year anniversary of the Effective Date, six months of base salary continuation, and in any other event, nine months of base salary continuation. To the extent it does not result in a tax or penalty on the Company, “severance payments” also means reimbursement for the portion of the premiums paid by each named executive officer to obtain COBRA continuation health coverage that equals the Company’s subsidy for healthy coverage for active employees (including family coverage, if applicable) for twelve months for Mr. Schlecht and Ms. Pugliese, nine months for Mr. DeOrio and, in the event Mr. Dittrich’s employment is terminated prior to the two year anniversary of the Effective Date, six months, and in any other event, nine months, following the termination of such named executive officer. Ms. Pugliese’s “severance payments” also includes a “historical bonus payment,” which is equivalent to the average annual incentive compensation earned by Ms. Pugliese during the three most recent fiscal years and payable in a lump sum on or before March 15 of the calendar year following the calendar year of termination. Additionally, the named executive officer’s annual incentive bonus and the treatment of his or her equity awards will be governed by the terms of the applicable plans or grant agreements.

Under the employment agreements, we may compute whether there would be any “excess parachute payments” payable to a named executive officer within the meaning of Section 280G of the Code, payable to the named executive officer under his or her employment agreement or any other plan, agreement or otherwise. If there would be any excess parachute payments, we, based on the advice of our legal or tax counsel, will compute the net after-tax proceeds related to such parachute payments, taking into account the excise tax imposed by Section 4999 of the Code, as if (i) such parachute payments were reduced, but not below zero, such that the total parachute payments payable to the named executive officer would not exceed three times the “base amount” as defined in Section 280G of the Code, less one dollar; or (ii) the full amount of such parachute payments were not reduced. If reducing the amount of such parachute payments otherwise payable would result in a greater after-tax amount to the named executive officer, such reduced amount will be paid to him or her and the remainder will be forfeited. If not reducing such parachute payments otherwise payable would result in a greater after-tax amount to the named executive officer, then such parachute payments will not be reduced.

The named executive officers have agreed to certain confidentiality, non-competition and non-solicitation restrictions during the terms of their employment and two years thereafter.

Bonus Plans

In 2014, we maintained a bonus plan whereby certain executives, including our named executive officers, were eligible to receive a bonus equal to a percentage of eligible wages, as such term is defined in the relevant plan, based on the Company’s achievement of performance objectives established by our Board of Directors. The target award for 2014 was based on the Company’s achievement of 110% of its budgeted earnings before taxes and bonuses. The target awards established under the plan for Mr. Schlecht and Ms. Pugliese were 50% of their respective eligible wages, and for Mr. DeOrio the target award was 40% of his eligible wages. For 2014, the Company’s earnings before taxes and bonuses exceeded 127% of the budgeted earnings before taxes and bonuses and resulted in a payout under the plan equal to 110.6% of the target awards. For 2014, the Company also granted Mr. Schlecht, Ms. Pugliese and Mr. DeOrio a discretionary bonus in addition to the bonus they earned under the bonus plan.

For 2015, we adopted a chairman and chief executive officer plan whereby the Company’s chairman and chief executive officer were eligible to receive a bonus equal to a percentage of eligible wages based on the Company’s achievement of performance objectives established by our Board of Directors. The target awards established under the chairman and chief executive officer plan for Mr. Schlecht and Ms. Pugliese were 70% of their respective eligible wages. For 2015, we also adopted a senior vice president bonus plan whereby certain executives, including Messrs. DeOrio and Dittrich, were eligible to receive a bonus equal to a percentage of eligible wages based on the Company’s achievement of performance objectives established by our Board of Directors. The target awards established under the plan for Mr. DeOrio and Mr. Dittrich were 40% of their eligible wages. The target award for 2015 under both plans was based on the Company’s achievement of 110% of its budgeted earnings before taxes and bonuses. For 2015, the Company’s earnings before taxes and bonuses were 96.4% of the budgeted earnings before taxes and bonuses and resulted in a payout under the plans equal to 79.1% of the target awards. For 2015, the Compensation Committee also granted Mr. Schlecht, Ms. Pugliese and Mr. DeOrio a discretionary bonus in addition to the bonus they earned under the bonus plans.

Outstanding Equity Awards at Fiscal Year End 2015 Table

The following table sets forth information regarding outstanding equity awards held by each of our named executive officers as of January 31, 2016:

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested(1) ($)
Stephen L. Schlecht	—		—
Stephanie L. Pugliese	123,354	(2)	2,036,575
	123,354	(3)	2,036,575
	93,450	(4)	1,542,860
Mark M. DeOrio	—		—
Allen L. Dittrich	246,708	(5)	4,073,149

(1)	Value based on the closing price of $16.51 on January 29, 2016.
(2)	Restricted stock scheduled to vest on February 2, 2017.
(3)	Restricted stock scheduled to vest on February 1, 2019.
(4)	Restricted stock scheduled to vest on February 1, 2020.
(5)	Restricted stock scheduled to vest 50% on February 1, 2017 and the remaining 50% on February 1, 2018.

Outstanding Restricted Stock

Pugliese Restricted Stock Agreements. On May 1, 2012 and April 1, 2014, we entered into restricted stock agreements with Ms. Pugliese. The agreements have substantially similar terms and each grant Ms. Pugliese 123,354 restricted shares of Class B common stock, where 123,354 shares are scheduled to vest on February 2, 2017 and February 1, 2019, respectively. In the event that Ms. Pugliese’s employment is terminated for any reason, she will forfeit all unvested stock, which will revert back to us. Ms. Pugliese has the right to vote the shares and to receive dividends, if any. In accordance with the agreement, Ms. Pugliese filed an election under Section 83(b) of the Code to be taxed on the fair market value of the shares at the date of the grant. The Company agreed to pay Ms. Pugliese additional compensation to cover her federal and state income tax liability resulting from her Section 83(b) election.

2015 Restricted Stock Grants. On February 2, 2015, we entered into restricted stock agreements with Ms. Pugliese and Mr. Dittrich, which have substantially similar terms. Under the agreements, we granted Ms. Pugliese 93,450 restricted shares of Class B common stock, which are scheduled to vest on February 1, 2020, and we granted Mr. Dittrich 246,708 restricted shares of Class B common stock, 123,354 of which vest on February 1, 2017 and 123,354 of which vest on February 1, 2018. In the event that Ms. Pugliese’s or Mr. Dittrich’s employment is terminated for any reason, they will forfeit all unvested stock, which will revert back to us. Upon a change in control, as defined in the restricted stock agreements, all unvested stock will vest in full. Ms. Pugliese and Mr. Dittrich have the right to vote their respective shares and to receive dividends, if any. In accordance with their agreements, Ms. Pugliese and Mr. Dittrich each filed an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, to be taxed on the fair market value of the shares at the date of the grant. The Company agreed to pay Ms. Pugliese and Mr. Dittrich additional compensation to cover 100% of Ms. Pugliese’s and 50% of Mr. Dittrich’s income taxes paid in connection with their Section 83(b) elections.

2015 Restrictive Covenant Agreements. In connection with our 2015 Restricted Stock Grants, Ms. Pugliese and Mr. Dittrich each executed a restrictive covenant agreement, under which they agreed to abide by certain confidentiality, non-competition and non-solicitation restrictions during the terms of their employment and for a specified period of time thereafter. The Company no longer reimburses its employees’ income taxes paid in connection with their Section 83(b) elections.

2015 Equity Incentive Plan

We adopted the 2015 Equity Incentive Plan of Duluth Holdings Inc., which was effective following approval by our Board of Directors and shareholders upon consummation of our IPO. The following is a description of the material features and provisions of our 2015 Equity Incentive Plan.

Objectives. Our 2015 Equity Incentive Plan permits us to provide compensation alternatives such as stock options, shares, restricted stock awards, restricted stock unit awards, deferred stock awards and performance share awards, using or based on our Class B common stock.

Administration and Eligibility. The 2015 Equity Incentive Plan will be administered by our Compensation Committee. The Compensation Committee will have full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants and to determine the specific terms and conditions of each award, subject to the provisions of the 2015 Equity Incentive Plan.

Authorized Shares. There are 2,018,580 Class B common stock authorized for issuance under the 2015 Equity Incentive Plan and may be treasury stock or authorized but unissued stock. On the first day of fiscal years 2017, 2018 and 2019, the number of shares reserved for future issuance under the plan will increase by 1.25% of the number of outstanding shares of our Class A and Class B common stock on the last day of the immediately preceding fiscal year. No individual participant will be eligible to receive grants of options for more than an aggregate of 807,315 shares of Class B common stock during any fiscal year; the aggregate number of shares of restricted stock that are subject to vesting based on Performance Goals (as that term is defined under the heading “Annual Incentive Plan”) plus the number of restricted stock units that are subject to vesting based on Performance Goals granted to any one participant during the fiscal year shall be limited to 807,315; and the maximum amount of performance share units granted to any one employee of the Company during any fiscal year will be limited to 807,315. For purposes of this limitation, the maximum number of performance share units granted will be determined based on a maximum number of shares of Class B common stock issuable under an award of performance share units, rather than the target number of shares of Class B common stock issuable thereunder.

Performance Goals. The 2015 Equity Incentive Plan allows awards to be granted based on the achievement of Performance Goals. The Performance Goals under the 2015 Equity Incentive Plan are the same as those described under the heading “Annual Incentive Plan.” To the extent an award is subject to the achievement of a Performance Goal, the Compensation Committee shall identify the specific Performance Goal applicable to such award and it shall follow any procedures to certify that the Performance Goal(s) applicable to such award are met before the award is earned.

Awards. The 2015 Equity Incentive Plan allows awards of options, shares, restricted stock, restricted stock units, deferred stock and performance share units.

Stock options awarded under the 2015 Equity Incentive Plan may not have an exercise price that is less than the fair market value of the Class B common stock on the date of the option grant. The term of each option granted under the 2015 Equity Incentive Plan will not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised (provided that in no event may it exceed ten years from the date of grant) and, subject to the provisions of the 2015 Equity Incentive Plan, the period of time, if any, after a participant’s death, disability or termination of employment during which options may be exercised.

Restricted stock awards are shares of our Class B common stock that vest in accordance with terms and conditions established by the Compensation Committee. The Compensation Committee may impose whatever vesting conditions it determines to be appropriate. Restricted stock that does not vest is subject to forfeiture. Restricted stock unit awards are units entitling the recipient to receive shares of stock upon the lapse of vesting conditions, and subject to such restrictions and other conditions, as the Compensation Committee shall determine.

Deferred stock is a right entitling the recipient to receive shares of stock paid out on a deferred basis, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Performance share units entitle the recipient to receive shares of stock upon the attainment of specified performance goals, and subject to such restrictions and conditions, as the Compensation Committee shall determine.

Persons holding unexercised options, restricted stock units, deferred stock or performance share units have no rights as shareholders with respect to such options, restricted stock units, deferred stock or performance share units. Except as otherwise provided by the Compensation Committee, no dividends, distributions or dividend equivalents will be made with respect to options, restricted stock units, deferred stock or performance share units.

The Compensation Committee will determine the number of shares subject to awards granted to a participant under the 2015 Equity Incentive Plan.

Participants. If the employment of a participant terminates, or service to us by any non-employee participant terminates, other than due to the participants’ death or disability or certain terminations following a change of control, all unvested awards held by such participant (except as otherwise provided in the related award agreement) will immediately terminate. Vested option awards, to the extent unexercised, will terminate 90 days after a participant’s termination of employment or service and will be exercisable during the 90-day period, unless the award agreement provides otherwise.

If the employment of a participant terminates, or service to us by any non-employee participant terminates, due to death or following a participant’s disability, all unvested awards then held by the participant (except as otherwise provided in the related award agreement) will become vested, and all option awards to the extent vested but unexercised will terminate one year after such termination of employment or service and will be exercisable during the one-year period, unless the award agreement provides otherwise.

Notwithstanding the foregoing, if a participant’s termination of employment or service is a termination for cause, as defined in the plan, to the extent any award is not effectively exercised or has not vested prior to such termination, it will lapse or be forfeited immediately upon such termination. In all events, an award will not be exercisable after the end of its term as set forth in the related award agreement.

Plan Amendment or Termination. Our Board of Directors may, at any time, amend or terminate the plan. However, no amendment or termination may, in the absence of written consent to the change by the affected plan participant, adversely affect the rights of the participant or beneficiary under any award granted under the plan prior to the date such amendment is adopted. In addition, no amendment may increase the number of shares of our Class B common stock that may be delivered pursuant to awards under the plan without the approval of our shareholders, except for certain adjustments as set forth in the plan.

Combinations. In the event of any change in our outstanding Class B common stock by reason of a stock split, stock dividend, combination of shares, recapitalization, merger, consolidation or similar event, the Compensation Committee shall adjust proportionally the number of Class B common stock shares reserved for future issuance under the plan, the number of shares subject to outstanding awards, and the exercise price applicable to each option. In the event of a merger, consolidation, or reorganization with another corporation where we are not the surviving corporation, or a transaction in which we cease to be publicly traded, the Compensation Committee shall, subject to the approval of our board or the board of any corporation assuming our obligations, either substitute the award with a similar award from the surviving corporation or cancel the award and pay its value to the participant.

Change in Control. If, within twelve months following the date on which we experience a change in control, a participant’s employment terminates without cause, including a voluntary termination of employment for good reason, all unvested awards then held by the participant will become vested, except as otherwise determined by the Compensation Committee or when an award is subject to a performance goal. When an award is subject to achievement of a performance goal, the achievement of the performance goal will be deemed satisfied at target performance level upon a change in control and the award will continue to vest based upon the time-based service vesting criteria, if any, contained in the award, except as may otherwise be determined by the Compensation Committee. Furthermore, for awards subject to a performance goal, if, within twelve months following the date on which we experience a change in control, a participant’s employment is terminated without cause, including a voluntary termination employment for good reason, then any time-based service vesting criteria will be deemed satisfied upon the termination, except as otherwise determined by the Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of January 31, 2016 regarding shares outstanding and available for issuance under our existing compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	—	$—	1,942,285
Equity compensation plans not approved by security holders(1)	—	—	—

Total	—	$—	1,942,285

(1)	All of our existing equity compensation plans have been approved by our shareholders.

DIRECTOR COMPENSATION

From the beginning of fiscal 2015 up until the consummation of our IPO, we paid our non-employee directors and advisory board directors a cash retainer of $7,500 and meeting fees of $1,500 per meeting. In September 2015, we adopted a new director compensation policy for our non-employee directors, effective upon the consummation of our IPO for service periods beginning on or after November 25, 2015. Under the director compensation policy, our non-employee directors receive a $40,000 annual cash retainer. For service on a committee of the board, a non-employee director receives an additional $5,000 annual cash retainer. In lieu of the annual cash retainer for committee participation, each non-employee director serving as a chair of a board committee receives the following annual cash retainer: $15,000 for audit committee chair and $10,000 for compensation committee chair. Each non-employee director will also receive an annual restricted stock grant of $40,000 of Class B common stock under the 2015 Equity Incentive Plan based on the fair market value of the Class B common stock on the date of grant, which will vest on the first anniversary of the date of grant. The first grant of restricted stock under this policy was effective upon the consummation of our IPO based on our IPO price of $12.00 per share of Class B common stock. Future grants are expected to be made in May of each year starting in May 2017. Prorated grants will be made for partial years of service. All of our directors were reimbursed for reasonable travel and other expenses incurred in connection with attending board and committee meetings.

The following table sets forth information concerning compensation paid to our non-employee directors during the year ended January 31, 2016, for their service on our board. Directors who are also our employees received no additional compensation for their service as directors and are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
E. David Coolidge III	11,500	$47,762	—	59,262
Francesca M. Edwardson	16,250	$47,762	—	64,012
William E. Ferry	12,750	$47,762	5,616	66,128
David C. Finch	11,500	$47,762	563	59,825
Thomas G. Folliard	15,250	$47,762	5,012	68,024
C. Roger Lewis	12,750	$47,762	118,453	178,965
Brenda I. Morris	11,250	$47,762	3,367	62,379

(1)	Amount represents the aggregate grant date fair value of restricted stock awards granted in fiscal 2015, computed in accordance with FASB ASC Topic 718 based on the closing price of $14.33 on the date of grant.
(2)	Amounts for Messrs. Ferry, Folliard and Lewis reflect consulting-related fees, and each consulting arrangement was terminated in fiscal 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Class A and Class B common stock as of May 20, 2016 for:

•	each shareholder known by us to be the beneficial owner of more than 5% of our capital stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. There are no shares of common stock subject to options or other rights outstanding as of the date of this prospectus. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that persons and entities named in the table below have sole voting and investment power with respect to all the capital stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 3,364,200 shares of Class A common stock outstanding and 29,004,706 shares of Class B common stock outstanding as of May 20, 2016. Unless otherwise indicated, the address of each beneficial owner in the table is: Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508.

	Beneficial Ownership of Common Stock
	Class A		Class B		% of Total Voting Power
	Shares	%	Shares	%
5% Shareholders:
Stephen L .Schlecht and Marianne M. Schlecht Descendants Trust(1)	—	—	8,032,962	27.7%	12.8%

Named Executive Officers and Directors:
Stephen L. Schlecht	3,364,200	100.0%	8,788,038	30.3	67.7
Stephanie L. Pugliese	—	—	741,679	2.6	1.2
Mark M. DeOrio	—	—	253,008	*	*
Allen L. Dittrich	—	—	252,708	*	*
E. David Coolidge III(2)	—	—	586,461	2.0	*
Francesca M. Edwardson(3)	—	—	33,133	*	*
William E. Ferry(4)	—	—	631,317	2.2	1.0
Thomas G. Folliard	—	—	49,046	*	*
David Finch	—	—	93,663	*	*
C. Roger Lewis	—	—	41,713	*	*
Brenda I. Morris	—	—	9,583	*	*
All Executive Officers and Directors as a Group (11)	3,364,200	100.0%	19,524,644	67.3%	84.9%

*	Represents beneficial ownership of less than 1.00% of the outstanding shares of common stock.
(1)	John A. Dickens and Thomas W. Wenstrand are co-trustees of the Stephen L. Schlecht and Marianne M. Schlecht Descendants Trust established July 31, 2000 and as such have shared voting and dispositive power over these shares of Class B common stock. The address of the trust is c/o Godfrey & Kahn, S.C., 833 East Michigan Street, Suite 1800, Milwaukee, WI 53202.
(2)	Includes: 583,128 shares are held in trust for the benefit of his children for which Mr. Coolidge serves as sole trustee. Mr. Coolidge is the Vice Chairman of William Blair & Company, L.L.C. The address of Mr. Coolidge is c/o William Blair & Company, L.L.C., 222 West Adams Street, Chicago, IL 60606.
(3)	Includes 17,300 shares owned by Ms. Edwardson’s husband, for which she disclaims beneficial ownership.
(4)	Includes: 52,332 shares of Class B common stock held in a trust for the benefit of Mr. Ferry and his children for which Mr. Ferry serves as co-trustee; 149,520 shares of Class B common stock held in a trust for the benefit of Mr. Ferry and his children for which Mr. Ferry’s spouse serves as sole trustee; and 426,132 shares of Class B common stock held in a trust for the benefit of Mr. Ferry’s spouse and his children for which Mr. Ferry’s spouse serves as sole trustee.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (“Grant Thornton”), an independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending January 29, 2017 and has recommended to the Board of Directors that such appointment be submitted to the shareholders for ratification. Grant Thornton has also audited our financial statements for the fiscal year ended January 31, 2016. Representatives of Grant Thornton will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and also will be available to respond to appropriate questions from shareholders.

If shareholders do not ratify the appointment of Grant Thornton, the Audit Committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending January 29, 2017.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Grant Thornton as our independent auditors for the fiscal year ending January 29, 2017. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounts for the fiscal year ending January 29, 2017, and your proxy will be so voted unless you specify otherwise.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee oversees all accounting and financial reporting processes and the audit of our financial statements. The Audit Committee assists the Board of Directors in fulfilling its responsibility to our shareholders, the investment community and governmental agencies relating to the quality and integrity of our financial statements and the qualifications, independence and performance of our independent registered public accounting firm. During fiscal 2015, the Audit Committee met once, and the audit committee chair, the designated representative of the Audit Committee, discussed the interim financial information contained in our first quarterly report on Form 10-Q for the third quarter of fiscal 2015 with the chief financial officer and independent registered public accounting firm prior to its filing with the SEC. The Audit Committee has appointed Grant Thornton to serve as our independent registered public accounting firm for fiscal 2016.

Independent Registered Public Accounting Firm Independence and Fiscal 2015 Audit. In discharging its duties, the Audit Committee obtained from Grant Thornton, our independent registered public accounting firm for the fiscal 2015 audit, a formal written statement describing all relationships between Grant Thornton and us that might bear on Grant Thornton’s independence in accordance with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee discussed with Grant Thornton any relationships that may impact Grant Thornton’s objectivity and independence and satisfied itself as to Grant Thornton’s independence. The Audit Committee also independently discussed with management and Grant Thornton the quality and adequacy of our internal controls, and reviewed with Grant Thornton its audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with Grant Thornton all communications required by generally accepted auditing standards, including those described in Auditing Standard No. 16, “Communications with Audit Committee” and, with and without management present, discussed and reviewed the results of Grant Thornton’s fiscal 2015 audit of the financial statements.

Fiscal 2015 Financial Statements and Recommendations of the Committee. The Audit Committee separately reviewed and discussed our audited financial statements and management’s discussion and analysis of financial condition and results operations (“MD&A”) as of and for the fiscal year ended January 31, 2016 with management and Grant Thornton. Management has the responsibility for the preparation of our financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review, and discussions with management and Grant Thornton, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our annual report on Form 10-K for the fiscal year ended January 31, 2016 for filing with the SEC.

Fees Paid to Grant Thornton. The aggregate fees billed for professional services by Grant Thornton during fiscal 2015 and fiscal 2014 were approximately as follows:

Type of Fees	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$830,432	$267,093
Audit-Related Fees(2)	11,960	9,568
Tax Fees(3)	74,107	37,877
All Other Fees	—	—

Total	$916,499	$314,538

(1)	Audit fees consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K; the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q; comfort letters, consents, and assistance with and review of documents filed with the SEC, including our Registration Statement on Form S-1, which was declared effective November 19, 2015, related to our initial public offering.
(2)	Audit-related fees consist of fees related to the audit of our employee benefit plan.
(3)	Tax Fees consist of fees billed for tax compliance, tax advice and tax planning services.

In the above table, “audit fees” are fees we paid Grant Thornton for professional services for the audit of our annual financial statements and the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Following the closing of our IPO, all audit and non-audit services provided by Grant Thornton were pre-approved by the Audit Committee. Prior to our IPO, all audit and non-audit services provided by Grant Thornton were pre-approved by the Board of Directors.

In performing all of the functions described above, the Audit Committee acts only in an oversight capacity. The Audit Committee may not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

The Audit Committee:

Thomas G. Folliard (Chairman)

William C. Ferry

C. Roger Lewis

SUBMISSION OF SHAREHOLDER PROPOSALS

Proposals of a shareholder submitted pursuant to Rule 14a-8 of the SEC (“Rule 14a-8”) for inclusion in the proxy statement for the 2017 annual meeting of shareholders must be received by Duluth Trading at its executive offices no later than January 25, 2017. A shareholder that intends to present business other than pursuant to Rule 14a-8 at the 2017 annual meeting must comply with the requirements set forth in our amended and restated bylaws. To bring shareholder proposed nominations or other business before an annual meeting, our amended and restated bylaws require, among other things, that the shareholder submit written notice thereof to Duluth Trading’s executive offices not less than 90 days nor more than 120 days prior to the anniversary of the annual meeting of shareholders held the prior year. Therefore, we must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 no earlier than March 16, 2017 and no later than April 15, 2017. If notice is received before March 16, 2017, or after April 15, 2017, it will be considered untimely, and Duluth Trading will not be required to present such proposal at the 2017 annual meeting of shareholders. Such nominations or proposals must be submitted to Mr. Mark M. DeOrio, Secretary, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, among others, to file reports with the SEC disclosing their ownership, and changes in their ownership, of stock in the Company. Copies of these reports must also be furnished to the Company. Based solely on a review of these copies, the Company believes that all filing requirements were complied with on a timely basis during fiscal 2015.

OTHER MATTERS

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the enclosed proxy card intend to vote as recommended by the Board of Directors or, if no such recommendation is given, in accordance with their best judgment.

Shareholders may obtain a free copy of our annual report on Form 10-K for fiscal 2015 at no cost by writing to Mark M. DeOrio, Secretary, Duluth Holdings Inc., 170 Countryside Drive, P.O. Box 409, Belleville, Wisconsin 53508.

By Order of the Board of Directors,

Mark M. DeOrio, Secretary

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Admission Ticket

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 14, 2016.

Vote by Internet

•	Go to www.envisionreports.com/DLTH

•	Or scan the QR code with your smartphone

•	Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Stephen L. Schlecht	☐	☐	☐	02 - Stephanie L. Pugliese	☐	☐	☐	03 - E. David Coolidge III	☐	☐	☐
	04 - Francesca M. Edwardson	☐	☐	☐	05 - William E. Ferry	☐	☐	☐	06 - David C. Finch	☐	☐	☐
	07 - Thomas G. Folliard	☐	☐	☐	08 - C. Roger Lewis	☐	☐	☐	09 - Brenda I. Morris	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2.
		For	Against	Abstain
2.	The ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm for Duluth Holdings Inc. for the year ending January 29, 2017.	☐	☐	☐	NOTE: In their discretion, the proxies are authorized to consider and vote upon any other matters which may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02DEPC

All votes must be received by 1:00 A.M., Central Time, July 14, 2016.

You are cordially invited to attend the Annual Meeting of Shareholders of Duluth Holdings Inc. scheduled for 8:30 a.m., Central Time on Thursday, July 14, 2016, at the Hilton Minneapolis/St. Paul Airport - Mall of America, 3800 American Blvd East, Bloomington, Minnesota 55425.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Annual Report to Shareholders are available at www.envisionreports.com/DLTH

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Duluth Holdings Inc.

Annual Meeting of Duluth Holdings Inc.

to be held on Thursday, July 14, 2016

for Holders as of May 20, 2016

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephanie L. Pugliese and Mark M. DeOrio, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Duluth Holdings Inc. which the undersigned is entitled to vote at said meeting or any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2. PROPOSALS 1 AND 2 ARE BEING PROPOSED BY DULUTH HOLDINGS INC.

Continued and to be signed on reverse side